Exhibit 99.5

File of the General Office of the People’s Government of Jiangsu Province
SZBF [2011] No. 8

Opinions on Deepening the Reform and Development of Villager-oriented Micro-credit Companies by the General Office of the People’s Government of Jiangsu Province

To the municipal and county-level people’s governments, and various provincial commissions, offices, and bureaus, and various units directly under the province governance:

In accordance with the spirit of the Guiding Opinions on the Pilot Operation of Micro-credit Companies Jointly Released by the China Banking Regulatory Commission (CBRC) and the People's Bank of China (YJF [2003] No. 23), and the Opinions on the Sound and Fast Development of Villager-oriented Micro-credit Companies by the General Office of the People’s Government of Jiangsu Province (SZBF [2009] No. 132), and on the basis of summing up the experiments over the past three years, the People’s Government of Jiangsu Province determines to orient the development of the villager-oriented micro-credit company (hereinafter referred to as “villager-oriented micro-credit company”) in Jiangsu to the normal course. In view of further spurring the reform and development of the villager-oriented micro-credit company, defining the development goals, supervision department, business scope, business mode, system networking, and supportive policy, and boosting the standard, healthy and sustainable operations of villager-oriented micro-credit company, it is hereby to set forth the following opinions:

I. To further widen the coverage of villager-oriented micro-credit companies in villages and towns. Villager-oriented micro-credit companies shall steadfastly adhere to the goals of basing itself on the villages, and serving the “issues of agriculture, farmer and rural area”, and the principles of “providing only loans without accepting deposits, standardizing operations, strengthening supervision, and preventing risks”, and the orientation of establishing professional finance companies with steady source of capitals and distinctive business characteristics, with a view to providing credit aid and multiple forms of financial services to the farmers, farmer's specialized cooperative organization, and county-level small and medium-sized enterprises (SMEs). The various local governments and related authorities shall encourage and assist eligible enterprises and individuals in setting up villager-oriented micro-credit companies in villages and towns, and promoting the eligible villager-oriented micro-credit companies to set up branches in villages and towns, so that villager-oriented micro-credit companies can well and truly give full play to their professional advantages of keeping a foothold in villages, being close to farmers, and serving the agriculture. The villager-oriented micro-credit companies newly set up in counties must be located in villages and towns without these companies previously, and those newly set up in district-level economic development zone must be located in streets which are without these companies previously and are related to the agriculture; various levels of financial authorities, when approving the yearly development plans for various villager-oriented micro-credit companies, shall take the coverage rate in villages and towns as a critical yardstick. Great efforts will be made to realize the full coverage of business development by villager-oriented micro-credit companies in villages and towns; the full coverage of development of villager-oriented micro-credit companies (including branches) will be realized during the 12th Five-Year Plan period.

II. To strengthen the supervision and risk control regarding the villager-oriented micro-credit companies. It’s made clear that the office for financial affairs of the provincial government acts as the supervision department for the villager-oriented micro-credit companies in Jiangsu, and the administrations for industry and commerce, government finance, taxation, rural affairs etc. are in charge of the supervision within their respective scope in accordance with the assignment of responsibility, so as to realize joint supervision abilities. The various local authorities shall step up efforts to build the supervision team, enrich the supervision powers, and boost supervision abilities regarding the villager-oriented micro-credit companies. For one thing, it shall strictly prevent and control the policy risks for villager-oriented micro-credit companies, and prevent the acts in violation of laws and regulations, including accepting or covertly accepting deposits, loan recovery by violent force, illegal lending, off-the-book operations, and withdrawal of capital fund; for another, high attention shall be paid to the operating risks regarding villager-oriented micro-credit companies by strengthening the control management of loan concentration and shareholder loan ratio, and reinforcing the check for compliance and authenticity of loan origination and utilization, so as to prevent villager-oriented micro-credit companies from passing the operating risks on to the financial organizations while operating under liabilities.

The offices for financial affairs at various levels shall conscientiously implement the supervision accountability system for villager-oriented micro-credit companies. The office for financial affairs of the provincial government shall conduct research into setting up the appraisal mechanism for supervisors, and link the supervision to the development plans of various areas. Efforts shall be made to carry out in earnest the annual verification system of villager-oriented micro-credit companies, to strengthen the daily supervision and off-site inspection, and conduct on-site inspection on a non-regular basis. Investigation shall be energetically made regarding conducting supervision rating and classification management of province-wide villager-oriented micro-credit companies, so as to implement the diversified supervision in terms of financing ratio, business authorization, inspection frequency etc. according to the rating of the villager-oriented micro-credit companies. By virtue of the establishment of a scientific, strict and standard supervision system, the villager-oriented micro-credit companies in Jiangsu will become a veritable disciplined and organized team for serving the “issues of agriculture, farmer and rural area”, with the purposes of seizing opportunities for acceleration in popularization and promotion by winning extensive plaudits from the society.

The villager-oriented micro-credit companies at various levels shall be encouraged to enhance the overall qualities of employees and the abilities of operating management. The offices for financial affairs at various levels shall make organization for villager-oriented micro-credit companies in conducting all kinds of business training and assist the said companies in boosting credit technology and business innovation abilities. The various villager-oriented micro-credit companies shall pro-actively set up and implement the relatively consummate employee remuneration system and benefit system, make exploration in building the employee incentive mechanism, and heighten the employees’ sense of honor and responsibility in devoting themselves to the cause of villager-oriented micro-credit companies.

III. To make continuous exploration in innovating the business mode for villager-oriented micro-credit companies. The business scope of villager-oriented micro-credit companies officially approved by the office for financial affairs of the provincial government includes: issuing loans to serving the “issues of agriculture, farmer and rural area”, providing financing guarantee, and conducting the business agency for financial institutions and other services. Encouraging and assisting the villager-oriented micro-credit companies in providing overall sound loan business by going to the villages and adopting the all-staff marketing practices, in order to improve the credit technology in the micro-credit sector in rural areas, and become the professional credit institutions oriented towards the “issues of agriculture, farmer and rural area”, and SMEs at county level. On this basis, efforts will be made to promote the villager-oriented micro-credit companies in conducting, by dint of its wide and huge customer resources, extensive cooperation with financial institutions to provide financing guarantee, and to make the villager-oriented micro-credit companies become the platform of financial outsourcing services through a multiple of methods of credit assets transfer, insurance agency, trust agency etc., with a view to providing diversified financial services to rural areas in counties. Meanwhile, they shall increase the income from intermediate business and lower gradually loan interest rates, realizing a win-win situation of social and economic benefits.

IV. To steadily broaden the scope of main business for villager-oriented micro-credit companies. The total liabilities management shall be carried out regarding the villager-oriented micro-credit companies: actual liabilities (including banks loans, large loans to specific customers approved by the offices for financial affairs at various levels etc.) shall not exceed 100% of the net capital; or the liabilities (e.g. providing guarantee for external parties) shall not exceed 300% of the net capital. According to the status of compliant operations of each villager-oriented micro-credit company, the offices for financial affairs at various cities can check and verify the debt ratio for each company through classification. For one thing, the offices for financial affairs at various levels shall strengthen the financing management for villager-oriented micro-credit companies, ensuring that the villager-oriented micro-credit companies raise the capital as per standard channels and proportion, and prevent villager-oriented micro-credit companies from accepting or covertly accepting the deposits by the public; for another thing, efforts shall be made to actively tap the financing channel for villager-oriented micro-credit companies, and priority support shall be given to villager-oriented micro-credit companies – serving the “issues of agriculture, farmer and rural area”, and boasting standard operations, controllable risks, and low interest rates – in boosting the agriculture-serving abilities by means of discovering a whole host of methods such as large loans to specific customers, insurance, and injection of trust capitals. The various governments shall make careful study regarding the existing policies on special funds for agriculture and special discount charges, and provide financial support to villager-oriented micro-credit companies with good performance.

V. To give full play to the overall abilities of the operations and development of villager-oriented micro-credit companies. A variety of measures will be taken to bring the overall abilities of villager-oriented micro-credit companies into play, boosting the efficiency and level for supporting and benefitting the agriculture.

The capital regulation mechanism for villager-oriented micro-credit companies shall be established and perfected. On the condition of voluntariness, villager-oriented micro-credit companies are encouraged to join the capital position regulation system centrally governed by Jiangsu province, the measures for risk control system will be implemented, and the utilization efficiency of the funds of villager-oriented micro-credit companies after collection will be steadily boosted, in order that the capital regulation services can genuinely play a role of boosting the utilization rate of funds of villager-oriented micro-credit companies.

The establishment of the business system of villager-oriented micro-credit companies shall be strengthened. The offices for financial affairs at various levels and the various villager-oriented micro-credit companies shall have a deep understanding of the importance and necessity of the networking and running of the business system of villager-oriented micro-credit companies in Jiangsu, and ensure that the online networking operation of the business system is completed according to schedule and quality and that the system operations is not just a mere formality. It aims to provide the risk monitoring platform for the supervision departments at various levels and financial institutions, and establishes technical services platform for the business innovation of villager-oriented micro-credit companies. Meanwhile, efforts shall be made to actively promote the business system of villager-oriented micro-credit companies to join the local area network for finances and the credit reference system of the People's Bank of China, in order to aid villager-oriented micro-credit companies in boosting the risk management and control abilities.

The positive role of the industry association of villager-oriented micro-credit companies shall be brought into full play. Encouragement and support shall be given to the provincially administered cities in setting up the industry associations for villager-oriented micro-credit companies, formulating the service convention, implementing the industry self-regulation, establishing and perfecting the industrial management system, so as to boost the favorable social image of the villager-oriented micro-credit companies province-wide.

VI. To actively carry out the various preferential supporting policies for villager-oriented micro-credit companies. The various local governments and related authorities shall conscientiously carry out the spirit of the Notice on Opinions Concerning Several Policies for Boosting Rural Finance Reform and Development by the Jiangsu Department of Finance Forwarded by the General Office of the People’s Government of Jiangsu Province (SZBF [2009] No. 32), ensuring that the various preferential policies for villager-oriented micro-credit companies are carried out to the full. After three years of the term of operations, the villager-oriented micro-credit companies can apply to the original registration authority for change of the term of operations after having been checked and verified by the offices for financial affairs and the administrations for industry and commerce at various cities. The business tax and corporate income tax for villager-oriented micro-credit companies are levied by local taxation bureaus pursuant to the stipulations of the Notice on the Rural Finance Regarding Tax Policies by the Ministry of Finance and the State Administration of Taxation of P.R.C. (CS [2010] No. 4); should villager-oriented micro-credit companies comply with the requirements of “three not less than 70%” in loan origination, the corporate income tax is temporarily levied pursuant to the stipulations of the Opinions on Conducting the Pilot Operations of Villager-oriented Micro-credit Organizations by the General Office of the People’s Government of Jiangsu Province (Trial Operation) (SZBF [2007] No. 142). The industrial and commercial registration, land house property mortgage, the pledge for movable property and other rights, credit investigation etc. for the villager-oriented micro-credit companies are carried out in accordance wit the requirements of banking financial institutions.

Support will be given to eligible villager-oriented micro-credit companies to apply for converting to village banks. In accordance with the Notice on Distributing the “Temporary Regulations for Villager-oriented Micro-credit Companies Converting to Village Banks” by the China Banking Regulatory Commission (YJF [2009] No. 48), a batch of villager-oriented micro-credit companies in Jiangsu province in 2012 will satisfy the basic conditions for converting to village banks after the three-year expiration of term of operations. The related authorities shall strengthen the communications with and reporting to the head office of People's Bank of China and China Banking Regulatory Commission, ensure the continuation and implementation of policies, and conduct the policy consultancy and organization recommendation regarding villager-oriented micro-credit companies converting villager banks, with a view to making breakthrough as soon as possible.

27th January 2011

Subject terms: finance, villager-oriented micro-credit companies △ Opinions

Cc: provincial Party committee, various departments and commissions, General Office of the Standing Committee of the Provincial People's Congress, General Office of Provincial Committee of the CPPCC, provincial Court, provincial Procuratorate, and provincial military region.

Printed and distributed by the General Office of the People’s Government of Jiangsu Province on 28 January 2011